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                                                                    EXHIBIT 23.1


                         Consent of Independent Auditors





We agree to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and the related Prospectus of Cintas Corporation for the Offer to Exchange its 5 1/8% Senior Notes and its 6% Senior Notes and to the incorporation by reference therein to our report dated July 5, 2002, with respect to the consolidated financial statements of Cintas Corporation incorporated by reference in its Annual Report on Form 10-K for the year ended May 31, 2002 and our opinion dated August 24, 2002, with respect to the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                              /s/Ernst & Young LLP



Cincinnati, Ohio
August 23, 2002